Exhibit 99.1

NEWS RELEASE

Contact: Todd Slawson, Interim Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2018 Third Quarter Financial Results

Saint Paul, Minn., November 13, 2018 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its third quarter and nine months ended September 30, 2018.

Third Quarter 2018 Financial Highlights

  Third quarter royalties were $2.3 million, a decrease of 8 percent from the same period in the prior year.
  Third quarter product sales were $1.8 million, an increase of 56 percent from the same period in the prior year.
  Operating expenses totaled $2.5 million in the third quarter of 2018, an increase of 14 percent from the prior year period.  Capitalized software costs in the third quarter were $32,000 compared to $305,000 in the prior year period.
  Net income for the third quarter of 2018 totaled $851,000, compared to net income of $870,000 for the same period in the prior year.
  The cash balance decreased to $3.5 million, down from $3.7 million at the end of the second quarter of 2018.

Third-Quarter Results:

The 2018 third quarter revenue for Image Sensing Systems, Inc. ("ISS" or the "Company") was $4.0 million, compared to $3.6 million in the third quarter of 2017. Gross margin for the third quarter of 2018 was 82 percent, a 1 percent decrease from a gross margin of 83 percent for the same period in 2017. The decrease in the gross margin percent was primarily the result of a larger portion of revenue from product sales during the quarter. Revenue from royalties was $2.3 million in the third quarter of 2018 compared to $2.5 million in the third quarter of 2017, an 8 percent decrease.  The decrease in royalties was due to an individually significant royalty related to a sale through Econolite, our partner, in the same period in 2017 and no comparable project in the same period in 2018.

Exhibit 99.1

Product sales increased to $1.8 million in the 2018 third quarter, a 56 percent increase from $1.1 million in the third quarter of 2017. The increase in product sales resulted from higher volumes of RTMS sales in North America.  Autoscope video product sales and royalties were $300,000 and $2.3 million, respectively, and RTMS radar product sales were $1.5 million in the third quarter of 2018.  Product sales gross margin for the third quarter of 2018 was 63 percent compared to 54 percent in the prior year period.

ISS’s net income in the third quarter was $851,000, or $0.16 per basic share, compared to net income of $870,000, or $0.17 per basic share, in the prior year period. The 2018 third quarter net income includes operating expenses of $2.5 million, a 14 percent increase from the third quarter of 2017. The increase is primarily due to additional R&D expense, as less R&D costs could be capitalized during the current quarter. During the third quarter of 2018, ISS capitalized $32,000 of internal software development costs compared to $305,000 in the prior year period.

On a non-GAAP basis, excluding the amortization of intangible assets and depreciation for the applicable periods, operating income for the third quarter of 2018 was $1.1 million compared to an operating income of $1.0 million in the third quarter of 2017.

"Our third quarter results highlight the importance of looking beyond any singular quarter when evaluating our success," said Chad Stelzig, CEO for ISS.  "For instance, while our product sales are up quarter-over-quarter, we cannot attribute it entirely to business improvements, as we had a backlog of opportunities that were finally awarded in the third quarter.  Similarly, royalties in the third quarter were down due to the initial phase of a significantly large opportunity that shipped in the third quarter of the prior year.  We believe this opportunity will have revenue potential in future quarters, and we will continue to collaborate with Econolite to identify and adapt to the needs of the intersection detection market."

"Furthermore, with the addition of our Vice President of Global Sales and Marketing, we evaluated our sales office structure during the quarter.  As a result, we made the decision to eliminate our sales office in Bucharest, Romania and to direct our resources in regions we believe will produce better revenue growth.  Going forward, our international product sales will be managed from our office in Barcelona, Spain.  The sales team has responded to the new leadership and I am eager to see continued improvement in the coming quarters," stated Mr. Stelzig.

Exhibit 99.1

Year-to-Date Results:

ISS’s revenue for the first nine months of 2018 was $11.0 million, an 8 percent increase from revenue of $10.2 million in the first nine months of 2017. Sales gross margin for the first nine months of 2018 was 83 percent, a 3 percent increase from the prior year period. The increase in gross margin was the result of a higher percentage of revenue from royalties and a decrease in the warranty reserve recorded in the first nine months of 2018. Revenue from royalties was $7.0 million in the first nine months of 2018 compared to $6.0 million in the same period in 2017, a 16 percent increase. Product sales were $4.0 million in the first nine months of 2018, a 5 percent decrease from $4.2 million in the first nine months of 2017.

The first nine months of revenue for 2018 included Autoscope video product sales and royalties of $876,000 and $7.0 million, respectively, and RTMS radar product sales of $3.1 million. Product sales gross margin for the first nine months of 2018 was 59 percent, a 1 percent increase compared to the same period in the prior year.

The Company’s net income for the first nine months of 2018 was $1.3 million, or $0.26 per basic share, compared to a net income of $1.4 million, or $0.27 per basic share, in the first nine months of 2017. The first nine months of 2018 net income includes operating expenses of $7.7 million, a 14 percent increase from the same period in 2017. During the first nine months of 2018, we capitalized $134,000 of software development costs, compared to $871,000 in the first nine months of 2017. Cash flow in the first nine months of 2018 decreased to $355,000, compared to a cash flow of $1.2 million in the first nine months of 2017.

On a non-GAAP basis, excluding intangible asset amortization and depreciation for the applicable periods, operating income for the first nine months of 2018 was $1.9 million compared to an operating income of $1.8 million in the first nine months of 2017.

Exhibit 99.1

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 14, 2018.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
	2018	2017	2018	2017
Revenue
Product sales	$1,750	$1,120	$3,970	$4,189
Royalties	2,299	2,504	6,982	5,994
	4,049	3,624	10,952	10,183
Cost of revenue	743	602	1,891	2,034
Gross profit	3,306	3,022	9,061	8,149

Operating expenses
Selling, general and administrative	1,592	1,430	5,118	4,522
Research and development	863	722	2,598	2,266
	2,455	2,152	7,716	6,788
Income from operations	851	870	1,345	1,361
Other income	-	-	-	33
Income before income taxes	851	870	1,345	1,394
Income tax expense	-	-	-	4
Net income	$851	$870	$1,345	$1,390

Basic net income per share	$0.16	$0.17	$0.26	$0.27
Diluted net income per share	$0.16	$0.17	$0.26	$0.27

Weighted shares - basic	5,212	5,138	5,200	5,117
Weighted shares - diluted	5,244	5,151	5,206	5,121

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$3,545	$3,190
Receivables, net	3,722	3,339
Inventories	779	335
Prepaid expenses and other current assets	441	255
	8,487	7,119
Property and equipment, net	418	486
Intangible assets, net	3,239	3,485
Deferred taxes	37	38
	$12,181	$11,128
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$564	$563
Warranty and other current liabilities	1,494	1,924
	2,058	2,487

Shareholders’ equity	10,123	8,641
	$12,181	$11,128

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine-Month Periods Ended September 30,
	2018	2017
Operating activities
Net income	$1,345	$1,390

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	571	461
Stock option expense	164	229
Loss on disposal of assets	5	2
Changes in operating assets and liabilities	(1,410)	73
Net cash provided by operating activities	675	2,155

Investing activities
Capitalized software development costs	(134)	(833)
Purchases of property and equipment	(163)	(148)
Net cash used for investing activities	(297)	(981)

Financing activities
Stock for tax withholding	(10)	-
Net cash used for financing activities	(10)	-

Effect of exchange rate changes on cash	(13)	35
Increase in cash and cash equivalents	355	1,209

Cash and cash equivalents at beginning of period	3,190	1,547
Cash and cash equivalents at end of period	$3,545	$2,756

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$18	$85
Capitalization of software development costs in accounts payable	-	38

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets and depreciation for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations.  Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
	2018	2017	2018	2017
Income from operations	$851	$870	$1,345	$1,361
Amortization of intangible assets	149	90	380	270
Depreciation	65	64	191	191
Non-GAAP income from operations	$1,065	$1,024	$1,916	$1,822

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.